Exhibit 99.1
FOR IMMEDIATE RELEASE
REGENERON REPORTS FIRST QUARTER FINANCIAL AND OPERATING RESULTS
Tarrytown, New York (May 2, 2007) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the first quarter of 2007. The Company reported a net loss of $29.9 million, or $0.46 per share (basic and diluted) for the first quarter of 2007 compared with a net loss of $20.4 million, or $0.36 per share (basic and diluted) for the first quarter of 2006.
At March 31, 2007, cash, restricted cash, and marketable securities totaled $515.0 million compared with $522.9 million at December 31, 2006. In the first quarter of 2007, the Company entered into non-exclusive license agreements with AstraZeneca UK Limited and Astellas Pharma Inc. with respect to the Company’s VelocImmune® technology for generating human monoclonal antibody product candidates, as described below. In connection with these agreements, AstraZeneca and Astellas each made an up-front payment to the Company of $20.0 million in February and April 2007, respectively.
The Company’s $200.0 million of convertible notes, which bear interest at 5.5% per annum, mature in October 2008.
Current Business Highlights
Regeneron is currently focused on three clinical development programs: IL-1 Trap (rilonacept) in various inflammatory indications, the VEGF Trap in oncology, and the VEGF Trap-Eye in eye diseases. The Company also is developing its pipeline of preclinical antibody candidates discovered utilizing its VelocImmune technology.

The VEGF Trap-Eye, a specially purified and formulated form of the VEGF Trap for use in intraocular applications, is being developed in collaboration with Bayer HealthCare AG. The development program in eye disease is expected to total over $250 million over the next several years, with the Company and Bayer HealthCare sharing the costs. The VEGF Trap is being developed in oncology in collaboration with the sanofi-aventis Group. The development program in oncology is expected to total over $400 million over the next several years, which will be funded by sanofi-aventis.
IL-1 Trap — Inflammatory Diseases
Regeneron recently completed the 24-week open-label safety extension phase of the Phase 3 clinical program for the IL-1 Trap in patients suffering from a rare chronic disease known as CAPS (Cryopyrin-Associated Periodic Syndromes). Regeneron is currently preparing to submit a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for CAPS this quarter. The FDA has granted Orphan Drug status and Fast Track designation to the IL-1 Trap for the treatment of CAPS.
The Phase 3 program included two efficacy studies in which the IL-1 Trap markedly reduced disease activity in subjects with this rare chronic disease. The primary endpoint, which was met in both studies, was the change in disease activity, as measured by a composite symptom score composed of a daily evaluation of fever/chills, rash, fatigue, joint pain, and eye redness/pain.
Regeneron also is evaluating the potential use of the IL-1 Trap in other indications in which IL-1 may play a role. Based on preclinical evidence that IL-1 appears to play a critical role in gout, the Company initiated a proof of concept study of the IL-1 Trap in gout in the first quarter of 2007. The Company also is preparing to initiate exploratory proof of concept studies of the IL-1 Trap in other indications.

VEGF Trap — Eye Diseases
In the clinical development program for the VEGF Trap-Eye, Bayer HealthCare and Regeneron currently are conducting a Phase 2 trial of the VEGF Trap-Eye in the neovascular form of age-related macular degeneration (wet AMD). This trial is evaluating the safety and biological effect of intravitreal administration of the VEGF Trap-Eye using different doses and different dosing regimens. In March 2007, the companies announced positive preliminary data from a pre-planned interim analysis of this study. The VEGF Trap-Eye met its primary endpoint of a statistically significant reduction in retinal thickness after 12 weeks compared with baseline (all groups combined, decrease of 135 microns, p < 0.0001). Mean change from baseline in visual acuity, a key secondary endpoint of the study, also demonstrated statistically significant improvement (all groups combined, increase of 5.9 letters, p < 0.0001). Moreover, patients in the dose groups that received only a single dose, on average, demonstrated a decrease in excess retinal thickness (p < 0.0001) and an increase in visual acuity (p = 0.012) at 12 weeks. There were no drug-related serious adverse events, and treatment with the VEGF Trap-Eye was generally well-tolerated. The most common adverse events were those typically associated with intravitreal injections. Detailed data from this interim analysis are scheduled for presentation at an upcoming scientific conference.
Based on these results, Regeneron and Bayer HealthCare plan to initiate the VEGF Trap-Eye Phase 3 program later this year. The companies are collaborating on the global development of the VEGF Trap-Eye for the treatment of wet AMD, diabetic eye diseases, and other eye diseases and disorders. Bayer HealthCare and Regeneron will jointly commercialize the VEGF Trap-Eye outside the United States, and Regeneron maintains exclusive rights in the United States.
VEGF Trap — Oncology
Regeneron and sanofi-aventis are conducting a broad-based clinical development program for the VEGF Trap in different cancer indications. Currently, the companies are conducting Phase 2 single-agent studies, with patient enrollment underway in advanced ovarian cancer (AOC), non-small cell lung adenocarcinoma (NSCLA), and AOC patients with symptomatic malignant ascites (SMA). Earlier this year, sanofi-aventis reported that a registration filing is possible for the VEGF Trap in at least one of these single-agent indications in 2008. Sanofi-aventis and Regeneron also announced that they intend to conduct five Phase 3 trials evaluating the safety and efficacy of the VEGF Trap in combination with standard chemotherapy regimens in specific cancer types, with at least three of these trials planned to begin in 2007. Five safety and tolerability studies of the VEGF Trap in combination with standard chemotherapy regimens are continuing in a variety of cancer types to support the planned Phase 3 clinical program.
In addition, six new Phase 2 single-agent studies have begun in conjunction with the National Cancer Institute (NCI) Cancer Therapy Evaluation Program (CTEP) in several different cancer types. These trials will evaluate the VEGF Trap in single-agent trials as well as in combination with chemotherapy regimens. The companies are working to finalize plans with NCI/CTEP for at least four additional trials in different cancer types.
Monoclonal Antibodies
VelocImmune, Regeneron’s novel technology for producing fully human monoclonal antibodies, is part of the Company’s suite of proprietary, inter-related technology platforms that are designed to provide Regeneron with its next generation of therapeutic candidates. Regeneron plans to move its first new antibody product candidate into clinical trials in the fourth quarter of 2007, with plans to advance at least two antibody product candidates into human clinical trials each year going forward.
In 2007, Regeneron has entered into non-exclusive license agreements with AstraZeneca and Astellas that will allow those companies to utilize VelocImmune technology in their internal research programs to discover human monoclonal antibody product candidates. Each of those companies made a $20.0 million up-front, non-refundable payment and will make up to five additional annual payments of $20.0 million, subject to the ability to terminate the agreement after making the first three additional payments. Upon commercialization of any antibody products discovered utilizing

VelocImmune, the licensees will pay to Regeneron a mid-single-digit royalty on product sales.
Financial Results
Regeneron’s total revenue decreased to $15.8 million in the first quarter of 2007 from $18.2 million in the same period of 2006. Contract research and development revenue in the first quarters of 2007 and 2006 principally related to the Company’s VEGF Trap collaboration with sanofi-aventis in cancer indications. Contract manufacturing revenue in 2006 related to Regeneron’s long-term manufacturing agreement with Merck & Co., Inc., which expired in October 2006. Technology licensing revenue in the first quarter of 2007 related to the Company’s license agreement with AstraZeneca, as described below.
Regeneron recognized contract research and development revenue of $11.8 million in the first quarter of 2007 related to the Company’s collaboration with sanofi-aventis, compared with $13.9 million in the same period of 2006. Contract research and development revenue from the sanofi-aventis collaboration consisted of reimbursement of VEGF Trap development expenses plus recognition of amounts related to $105.0 million of previously received and deferred up-front, non-refundable payments. Reimbursement of expenses decreased to $9.6 million in the first quarter of 2007 from $10.8 million in the same period of 2006, principally because costs related to the Company’s manufacture of VEGF Trap clinical supplies were lower in 2007. With respect to the up-front payments from sanofi-aventis, $2.2 million was recognized as revenue in the first quarter of 2007 compared to $3.1 million in the same quarter of 2006.
Sanofi-aventis also incurs VEGF Trap development expenses directly and these expenses are increasing because of the growing number of clinical trials sanofi-aventis is overseeing in the VEGF Trap oncology program. During the term of the collaboration, sanofi-aventis pays 100% of agreed-upon VEGF Trap development expenses incurred by both companies. Following commercialization of a VEGF Trap product by the collaboration, Regeneron, from its 50% share of VEGF Trap profits, will reimburse sanofi-

aventis for 50% of the VEGF Trap development expenses previously paid by sanofi-aventis.
In October 2006, the Company entered into a collaboration with Bayer HealthCare for the development and commercialization of the VEGF Trap-Eye outside the United States, and received a $75.0 million up-front, non-refundable payment which was recorded as deferred revenue. In 2007, agreed upon VEGF Trap-Eye development expenses incurred by both companies under a global development plan will be shared as follows: Up to the first $50.0 million will be shared equally; Regeneron is solely responsible for the next $40.0 million; over $90.0 million will be shared equally. Bayer HealthCare reimbursements of shared development expenses incurred by the Company are recorded as deferred revenue. When the Company and Bayer HealthCare have formalized their global development plans for the VEGF Trap-Eye and the projected responsibilities of each of the companies under those plans, the Company will begin recognizing contract research and development revenue related to payments from Bayer HealthCare, including the $75.0 million up-front payment. The Company recognizes revenue from collaborations in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition and FASB Emerging Issue Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables.
Under the terms of the Company’s license agreement with AstraZeneca, the Company received a $20.0 million non-refundable, up-front payment in February 2007 which was deferred and will be recognized as revenue ratably over approximately the first year of the agreement. In the first quarter of 2007, the Company recognized $2.1 million of technology licensing revenue related to the AstraZeneca agreement.
Total operating expenses for the first quarter of 2007 were $49.4 million, 24 percent higher than the same period in 2006. Operating expenses in the first quarter of 2007 and 2006 include a total of $6.6 million and $3.9 million, respectively, of non-cash compensation expense related to employee stock option awards (Stock Option Expense), as follows:
For the three months ended March 31,

(in millions)	2007

	Expenses before
	inclusion of Stock	Stock Option	Expenses as
Expenses	Option Expense	Expense	Reported
Research and development	$37.4	$3.8	$41.2
General and administrative	5.4	2.8	8.2

Total operating expenses	$42.8	$6.6	$49.4

For the three months ended March 31,

(in millions)	2006

	Expenses before
	inclusion of Stock	Stock Option	Expenses as
Expenses	Option Expense	Expense	Reported
Research and development	$30.1	$2.0	$32.1
Contract manufacturing	1.8	0.1	1.9
General and administrative	4.1	1.8	5.9

Total operating expenses	$36.0	$3.9	$39.9

The increase in total Stock Option Expense in the first quarter of 2007 was primarily due to the higher fair market value of the Company’s Common Stock on the date of annual employee option grants made by the Company in December 2006 in comparison to the fair market value of the Company’s Common Stock on the dates of annual employee option grants made in recent prior years.
Research and development (R&D) expenses increased to $41.2 million in the first quarter of 2007 from $32.1 million in the comparable quarter of 2006. In addition to the impact of Stock Option Expense, as described above, in the first quarter of 2007, the Company incurred higher costs related to advancing new antibody candidates into preclinical development and higher development expenses for the VEGF Trap-Eye and IL-1 Trap, which were partly offset by lower development expenses for the VEGF Trap cancer program.

About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2006. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
###

Contacts:
Investors:	Media:
Charles Poole	Lauren Tortorete
914.345.7640	212.845.5609
charles.poole@regeneron.com	ltortorete@biosector2.com

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31,	December 31,
	2007	2006
ASSETS
Cash, restricted cash, and marketable securities	$514,975	$522,859
Receivables	33,632	7,493
Property, plant, and equipment, net	47,781	49,353
Other assets	5,043	5,385

Total assets	$601,431	$585,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$20,081	$21,471
Deferred revenue	184,661	146,995
Notes payable	200,000	200,000
Stockholders’ equity	196,689	216,624

Total liabilities and stockholders’ equity	$601,431	$585,090

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months
	ended March 31,
	2007	2006
Revenues
Contract research and development	$13,645	$14,587
Contract manufacturing		3,632
Technology licensing	2,143

	15,788	18,219

Expenses
Research and development	41,235	32,084
Contract manufacturing		1,852
General and administrative	8,202	5,946

	49,437	39,882

Loss from operations	(33,649)	(21,663)

Other income (expense)
Investment income	6,743	3,481
Interest expense	(3,011)	(3,011)

	3,732	470

Net loss before cumulative effect of a change in accounting principle	(29,917)	(21,193)
Cumulative effect of adopting Statement of Financial Accounting Standards No. 123R (“SFAS 123R”)		813

Net loss	($29,917)	($20,380)

Net loss per share amounts, basic and diluted:
Net loss before cumulative effect of a change in accounting principle	($0.46)	($0.37)
Cumulative effect of adopting SFAS 123R		0.01

Net loss	($0.46)	($0.36)

Weighted average shares outstanding, basic and diluted	65,563	56,727